Exhibit 4.1

Linde plc

3.000% EUR 700,000,000 Unsecured Notes due 14 February 2028

Indicative Terms & Conditions

Issuer:	Linde plc

Issuer LEI:	5299003QR1WT0EF88V51

Issuer Ratings:	A2 (stable) / A (stable) by Moody’s / S&P

Issue Ratings:	A2 / A by Moody’s / S&P

Form of the Notes:	Bearer form; Notes are issued as New Global Notes and are initially represented by a Temporary Global Note which is exchangeable for a Permanent Global Note

Status of the Notes:	Senior, unsecured

Currency:	Euro (“EUR”)

Notional Amount:	EUR 700,000,000

Trade Date:	7 February 2024

Settlement Date:	14 February 2024 (T+5)

Maturity Date:	14 February 2028

First Coupon Date:	14 February 2025

Term of Notes:	4 years

Spread over EUR-MS:	+35 bps

EUR-MS Rate (p.a.):	2.722%

Re-offer yield (p.a.):	3.072%

Coupon (p.a.):	3.000% per year

Issue / Re-offer Price:	99.733% of the Notional Amount

Redemption:	100%

Fees:	15.0 bps of the Notional Amount as base fee (to be deducted from the issue proceeds) (the “Base Fee”) distributed to the Bookrunners and Co-Leads

5.0 bps of the Notional Amount as discretionary fee (the “Discretionary Fee”) distributed to Citigroup, Deutsche Bank and Mizuho

All-in Price:	99.533% of the Notional Amount incl. potential discretionary fee

Net Proceeds:	EUR 696,731,000

Benchmark Bund:	DBR 0.000% due November 15, 2027

Benchmark Price:	91.85%

Re-offer spread vs. Benchmark:	+78.8 bps

Business Days:	T2 plus Clearing System

Interest Rate Provisions:	Act/Act (ICMA) Day Count Fraction, payable annually in arrears on 14 Feb each year

Business Day Convention:	Following unadjusted

Denominations:	EUR 100,000

Tax Call:	Applicable

Make-whole Call:	Applicable at the yield of the Benchmark Bund plus 15 bps

1 month Par Call:	Applicable

Change of Control Put:	Holder put at par upon a change of control

Clean-up Call:	Applicable (75%)

Documentation:	Under Linde’s debt issuance programme dated 4 May 2023 and supplemented on 6 February 2024

Use of Proceeds:	General corporate purposes

Governing Law:	German

Target Market (MIFID II and UK MiFIR product governance):	Eligible counterparties and professional clients only (all distribution channels). No EEA PRIIPs or UK PRIIPs. No sales to retail in the EEA or the UK

Listing:	EuroMTF of the Luxembourg Stock Exchange

Selling Restrictions:	RegS and as per the base prospectus of Linde’s debt issuance programme dated 4 May 2023 and supplemented on 6 February 2024 (the “Prospectus”)

Clearing System:	Clearstream Banking Luxembourg / Euroclear

Security Codes:	ISIN: XS2765559799 / Common Code: 276555979 / WKN: A3LUKU

Paying Agent:	Deutsche Bank

Calculation Agent:	The Calculation Agent shall be an independent bank of international standing or an independent financial adviser with relevant expertise, selected by the Issuer

Bookrunners:	Citigroup, Deutsche Bank, Mizuho (Actives)

TD Securities (Passive)

Co-Leads:	Bank of China, BBVA, Banco Santander, BNP Paribas, Standard Chartered Bank, ANZ, BNY Mellon, Bradesco, Northern Trust, Westpac

Advertisements:	This communication is not an advertisement for the purposes of Regulation (EU) 2017/1129 and underlying legislation. It is not a prospectus. The Prospectus and any supplements are available, and the final terms, when published, will be available at https://www.luxse.com/. The Prospectus and the final terms do not constitute a prospectus within the meaning of Regulation (EU) 2017/1129.